Exhibit 1.6

APPROVED
by the General Shareholders’ Meeting
of OJSC Rostelecom on June 24, 2006

REGULATIONS

on the Audit Commission of
the Open Joint Stock Company
Long-Distance and International Telecommunications Rostelecom

(restated version No. 1)

Moscow
2006

1.                                      GENERAL PROVISIONS

1.1                                 These Regulations (the “Regulations”) are drawn up pursuant to the Law “On Joint Stock Companies” and the Charter of the Company.

1.2                                 The Regulations set forth terms and conditions for operations of the Audit Commission, including arrangements for holding of the meetings of the Audit Commission, conducting of audits, powers of the members of the Audit Commission, and interaction with management bodies of the Company.

1.3                                 The Audit Commission shall be elected at the General Shareholders Meeting, in accordance with the applicable law and the Charter of the Company for the term till the next Annual General Shareholders Meeting and shall consist of five (5) members.

1.4                                 The authorities of the Audit Commission or any of its members can by terminated pursuant to the provisions of the applicable law, the Charter of the Company and these Regulations.

2.                                      AUTHORITIES OF THE AUDIT COMMISSION

2.1                                 The Audit Commission carries out control over the financial and business operations of the Company, including its branches and representative offices.

2.2                                 The Audit Commission within the limits of its authority, stipulated by the Charter of the Company, carries out supervision over the Company’s activities in the following areas:

-                    audit of the financial accounts and business documentation of the Company, including primary accounting, if required;

-                    audit of the legitimacy of the decisions and actions of the Company’s executive bodies, including validity of concluded contracts and transactions;

-                    verification of consistency of the transactions terms concluded by the Company with the terms of other transactions concluded under similar circumstances;

-                    analysis of compliance of accounting and statistics reporting with the applicable law;

-                    analysis of the financial standing of the Company, identification of resources to improve the economic position of the Company;

-                    analysis of the timeliness and accuracy of the settlements with counterparties, budgets of all levels and other Company’s creditors;

-                    analysis of the settlements with the debtors of the Company, including timeliness and completeness of measures taken by the executive bodies;

-                    other activity undertaken within the authority of the Audit Commission.

3.                                      RIGHTS OF MEMBERS OF THE AUDIT COMMISSION

3.1                                 In the course of its operations the Audit Commission is entitled to request, and the Company’s officers are obliged to provide, documentation regarding the financial and business activities of the Company, including confidential documents, in the following order:

3.1.1                        the request to submit the documents regarding financial and economic activities of the Company can be both oral and in writing; the officers of the executive bodies are entitled to demand a written confirmation of the request;

3.1.2                        the documents regarding the financial and business activities of the Company shall be promptly submitted at the Audit Commission’s request within 5 business days, and in case if the prompt provision of the documents requested is not possible due to subjective circumstances, the documents shall be submitted within 10 business days following the date of the request;

3.1.3                        the Audit Commission’s members shall have access to the Company’s documents, including confidential documents, at any time during the business hours of the Company, and if required, after the business hours upon written request;

3.1.4                        in order to keep proper records of the audits (reviews) of the Company’s activities, the Audit Commission shall be entitled to assure that properly certified copies of financial and business documents of the Company are attached to the audit (review) materials;

3.1.5                        in cases of provision of the false information, or in cases of refusal to provide the requested documents, or in case of violation of the terms stipulated by subsection 3.1.2 hereof, or if the Audit Commission’s activity is blocked otherwise, the Audit Commission is entitled to request that the executives of the Company undertake measures provided for by applicable law with respect to persons who committed the said violations, and demand that the requested documents be provided immediately within 5 business days;

3.1.6                        the Company’s Board of Directors shall be notified of the incidents of violations of requirements set forth in subsection 3.1.5 above by executives of the Company, and measures taken towards those who committed the violations, and such occasions shall be noted in the report of the Audit Commission;

3.1.7                        access to the financial and business documents, which contain state secrets, shall be governed by applicable law.

3.2                                 If the revealed violations in the activities of the Company jeopardize the Company’s interests, the Audit Commission shall be entitled to:

3.2.1                        request that a meeting of the Management Board, the Board of Directors, the Audit Committee or an extraordinary General Shareholders Meeting be convened in order to settle the issues within the authorities of the respective management body of the Company;

3.2.2                        request convocation of an extraordinary General Shareholders Meeting on other grounds, stipulated by applicable law, by the Company’s Charter and by these Regulations.

3.2.3                        the procedure for the convening the Management Board, the Board of Directors, the Audit Committee and the extraordinary General Shareholders Meeting upon the Audit Commission request is set by applicable law, the Company’s Charter and regulations regarding the respective management body of the Company. If the order for convening such meetings is not provided, the meeting shall be convened within a reasonable period as from the date when the request was filed.

3.3                                 The Audit Commission is entitled may propose to the Audit Committee to review any issue within the competence of the Audit Commission and the Audit Committee.

3.4                                 The Audit Commission shall also be entitled to demand written statements of opinion from the Company’s officers responsible for certain financial and business activities of the Company on the issues within the authorities of these officers.

These statements shall be reviewed by the Audit Commission alongside other documents and information received in the course of exercising by the Commission of its duties, according to applicable legislation, the Company’s Charter and these Regulations.

3.5                                 Explanations and statements submitted at the Audit Commission’s request shall be provided not later than 5 business days following the day of the request. If the explanations or statements of opinion are not provided, or knowingly false explanations or statements are submitted, the Audit Commission shall act in accordance with the procedure stipulated in subsection 3.1.5 and 3.1.6 hereof.

3.6                                 The Audit Commission is entitled to involve, in the course of its activities, other experts (individuals or legal entities), who are not members of the Audit Commission and not the Company’s employees, for solving certain complicated issues.

3.7                                 The Audit Commission is entitled, upon revealing incidents of violations within its authorities, to raise before the management bodies of the Company the possibility of imposing sanctions on the person (officer) whose action or omission caused the violation.

3.8                                 The management bodies of the Company shall inform the Audit Commission on measures taken by them upon its request.

4.                                      RESPONSIBILITIES OF MEMBERS OF THE AUDIT COMMISSION

4.1                                 Members of the Audit Commission shall:

4.1.1                        not disclose confidential information (which contains commercial secrets), which were revealed to members of the Audit Commission in the course of their duties.

4.1.2                        provide their opinion on the results of the audits (review) of the financial and business activities of the Company, according to provisions set forth in the Company’s Charter and these Regulations.

4.1.3                        carry out unscheduled audit (review) of the financial and business activities of the Company not later than 30 days from the date of the relevant resolution was passed in accordance with section 5.3 hereof.

4.1.4                        carry out mandatory audit (review) of the financial and business activities of the Company upon the annual results of the Company’s activities and submit the report to the Board of Directors not later than 16 business days before the preliminary approval of the annual financial statements by the Board of Directors.

4.2                                 Members of the Audit Commission shall incur liability for any breach occurred in the course of exercising their duties in accordance with applicable legislation of the Russian Federation.

5.                                      PROCEDURES OF THE AUDIT COMMISSION

5.1                                 Election of the Chairman and the Secretary of the Audit Commission and their Authorities

5.1.1                        The Chairman of the Audit Commission shall supervise its activity and shall be elected by a majority vote of the members of the Audit Commission participating in the first meeting of the Audit Commission. The Chairman can be re-elected at any time upon the decision of a majority of the members of the Audit Commission.

5.1.2                        A candidate for the Chairman’s position can be nominated by any member of the Audit Commission. A member of the Audit Commission is entitled to nominate himself/herself as a candidate to the Chairman’s position as well. The Chairman of the Audit Commission shall organize the work of the Audit Commission, convene and chair its meetings, organize keeping of minutes at the meetings.

5.1.3                         The Chairman’s instructions regarding organizational issues (including the necessity and dates of carrying out an audit (review) of the financial and business activities of the Company) are mandatory for the members of the Audit Commission.

5.1.4                        The Chairman is not entitled to influence on the conclusions made by any member of the Audit Commission upon the results of an audit (review) conducted by the Audit Commission.

5.1.5                        The Secretary of the Audit Commission elected on the first meeting of the Audit Commission provides organizational support to activities of the Audit Commission. The election of the Secretary shall follow the same procedures stipulated for election of the Chairman of the Audit Commission.

5.1.6                        Once elected, the Secretary shall notify the Company about the manner of providing to him/her the documents, submitted to the Audit Commission under subsection 6.1 hereof.

5.1.7                        The Secretary of the Audit Commission shall keep minutes and ensure the storage of the documents, related to the activities of the Audit Commission, in accordance with section 6 hereof.

5.2                                 Holding Meetings of the Audit Commission

5.2.1                        All issues pertaining to the activities of the Audit Commission, not referred to in the duties of the Chairman, shall be resolved at the Audit Commission’s meetings. Meetings of the Audit Commission are held as required, but at least quarterly.

5.2.2                        The first meeting of the Audit Commission shall be held not later than 15 days from the date of election of the Audit Commission.

5.2.3                        The meetings of the Audit Commission are presided over by the Chairman of the Audit Commission. In cases of an absence of the Chairman, a deputy Chairman is elected by a majority vote of the members participating in the meeting of the Audit Commission.

5.2.4                        Minutes of the meeting shall be kept at the meetings of the Audit Commission. In cases of an absence of the Secretary of the Audit Commission, the person acting as the Secretary is appointed by a majority vote of the members participating in the meeting of the Audit Commission. The minutes shall be signed by all participants of the meeting.

5.2.5                        Meetings of the Audit Commission shall be mandatory prior and after conducting an audit (review) of the financial and business activities of the Company.

5.2.6                        Decisions of the Audit Commission can be passed by both the personal presence of the members and by absentee vote. If a decision is passed by absentee vote, the documents concerning the agenda of the meeting and the voting ballots shall be sent to the members of the Audit Commission clearly expressing the positions on the issues of the agenda.

5.2.7                        Upon instructions of the Chairman of the Audit Commission the Secretary of the Audit Commission provides for preparation of the documents for the absentee vote and their distribution. The Chairman of the Audit Commission shall set a deadline for the members of the Audit Commission to express their views on the issues of the agenda.

5.2.8                        The meeting of the Audit Commission is deemed to have a quorum, if at least half of the elected members of the Audit Commission are participating in the meeting. If a decision is passed by absentee vote, it is deemed to have a quorum, if at least half of the elected members of the Audit Commission participate in the voting.

5.2.9                        Decisions of the Audit Commission are adopted by a majority vote of the members of the Audit Commission participating in the meeting (participating in the vote in case the decision is passed by absentee vote).

Each member of the Audit Commission has one vote. If the votes are equally split, the Chairman casts the deciding vote.

5.3                                 Conducting Audits by the Audit Commission

5.3.1                        The Audit Commission shall conduct audits of the Company’s financial and business activities upon its annual results of operations.

5.3.2                        The Audit Commission is entitled, in addition to the audit (review) described in subsection 5.3.1 above, to conduct special unscheduled audits (reviews) of the financial and business activities of the Company at any time, in accordance with these Regulations.

5.3.3                        An unscheduled audit (review) of financial and business activities of the Company shall be mandatory, if it is initiated by:

-                    the General Shareholders’ Meeting;

-                    the Board of Directors;

-                    the shareholder(s) owning, in total, at least 10% of the Company’s voting shares;

-                    the Audit Commission itself.

5.3.4                        The grounds for conducting an audit (review), initiated at the General Shareholders’ Meeting or by the Board of Directors, shall be an appropriate decision of the respective management body of the Company.

The Chairman of the Audit Commission shall arrange an unscheduled audit (review) not later than 30 days from the date of the relevant decision of the General Shareholders’ Meeting or the Board of Directors.

5.3.5                        The grounds for conducting an audit (review), initiated by a shareholder(s), shall be the relevant written request received by the Audit Commission. The Chairman of the Audit Commission shall arrange an unscheduled audit (review) not later than 30 from the date of such request.

5.3.6                        If a member of the Audit Commission deems necessary to conduct an unscheduled audit of the Company’s activity, he (she) shall apply with the relevant proposal to the Chairman of the Audit Commission. The Chairman convenes a meeting of the Audit Commission, at which the necessity of the unscheduled audit and time of its conducting are considered. The unscheduled audit (review) of the financial and business activities initiated by the Audit Commission shall be conducted, if the majority of the members of the Audit Commission vote for such audit (review).

5.3.7                        Not later than in 10 days before the beginning of an audit (review), the Chairman of the Audit Commission shall notify, in writing, the Board of Directors and the General Director (or his deputy) about the audit (review), issues to be audited (reviewed), the party that initiated the audit (review), necessity to involve in the audit the experts (individuals or legal entities) who are not members of the Audit Commission, and about other significant conditions of conducting the audit (review).

5.3.8                        In order to support the operations of the Audit Commission, the General Director of the Company (his deputy) shall appoint a group of the Company’s employees to be responsible for interaction with the Audit Commission.

5.4                                 Procedure for Involving Experts (Individuals and/or Legal Entities) who are not Members of the Audit Commission for Audits (Reviews) Conducted by the Audit Commission

5.4.1                        If the grounds stipulated by the subsection 3.6 hereof are in place the Board of Directors, as well as any member of the Audit Commission, shall be entitled to apply to the Chairman of the Audit Commission with a proposal to involve experts (individuals and/or legal entities) who are not members of the Audit Commission or the Company’s employees, for conducting an audit (review) at any moment.

The decision to involve experts (individuals and/or legal entities), who are not members of the Audit Commission, shall be adopted at the meeting of the Audit Commission.

5.4.2                        If involvement of experts (individuals and/or legal entities), who are not members of the Audit Commission, is possible only on the remuneration basis, such involvement shall be effected upon the preliminary consent of the Board of Directors. The Board of Directors by the relevant decision determines payment arrangements and other essential terms and conditions of involvement of the experts (individuals and/or legal entities), who are not members of the Audit Commission, in the audit (review) conducted by the Audit Commission.

5.4.3                        In the case of involvement of the experts the Audit Commission has to assure the signing of the confidentiality agreement with those experts before their actual involvement. The services agreement and the confidentiality agreement with the experts on the terms and conditions defined by the Board of Directors shall be signed by the Company’s General Director.

5.4.4                        The experts shall keep the confidential information (commercial secrets) that has become known to them during the audit (review).

5.5                                 Presentation of the Results of the Audits (Reviews) of Financial and Business Activities of the Company, Conducted by the Audit Commission

5.5.1                        Upon the results of the audit (review) of the financial and business activities, an Act containing a streamlined description of the documented violations committed in the course of the financial and business activities of the Company revealed in the course of the audit (review) or a statement on the absence of such violations, as well as the conclusions and recommendations of the Audit Commission for elimination of the revealed violations shall be provided. The Act shall be drawn up within 10 days after the end of the audit (review).

5.5.2                        Within 5 days after the completion the Act shall be provided to the General Director. Within 10 days after the date then the Act has been received the General Director shall provide to the Audit Commission some explanations on the issues mentioned in the Act. If the explanations presented by the General Director pointed out that no violations have been committed the Audit Commission prior to the preparation of the opinion has to conduct the meeting to discuss those explanations with the relevant employees invited to the meeting.

5.5.3                        Based on the Act of the audit (review) of the financial and business activities of the Company and the explanations of the General Director, the Audit Commission prepares an opinion, in which it, inter alia, sets forth its conclusions on the validity of the data contained in the reports and other financial documents of the Company.

5.5.4                        The opinion, together with the data incorporated into the opinion of the Audit Commission pursuant to Article 87 of the Law “On Joint Stock Companies,” shall contain the following information:

-                    a brief profile of the audited company;

-                    information on the members of the Audit Commission;

-                    the period that was audited;

-                    the method of auditing;

-                    conclusions of the Audit Commission regarding the validity of the accounting statements in whole or in part, or on its inaccuracy.

5.5.5                        The opinion shall be signed by the Chairman and members of the Audit Commission who participated in the audit (review). All disputes arising during the preparation of the opinion shall be resolved by voting. A member of the Audit Commission who does not agree with the conclusions drawn in the opinion is entitled to state his/her position in writing.

5.5.6                        Within 20 days following the drawing up of the Act the opinion is executed in three counterparts, to be submitted within 5 days to the following bodies:

-                    the Board of Directors of the Company (through the Corporate Secretary);

-                    the General Director of the Company.

A copy of the opinion shall be kept in the files of the Audit Commission.

5.5.7                        If the audit (review) was initiated by a shareholder or by a group of shareholders, the opinion shall be made in four counterparts, one of which is to be delivered to the shareholder(s). In other cases an interested person may review the opinion of the Audit Commission in accordance with the provisions of Article 91 of the Law “On Joint Stock Companies”.

6.                                      KEEPING THE AUDIT COMMISSION’S DOCUMENTS AND PROVISION OF THE DOCUMENTS TO INTERESTED PARTIES

6.1                                 All documents addressed to the Audit Commission (particularly, requests for conducting audits) shall be sent by registered mail to the Company’s address or delivered to the secretariat (office) of the Company. Executive bodies of the Company ensure forwarding of the received documents to the Chairman or the Secretary of the Audit Commission.

6.2                                 The opinions and the minutes if the meetings of the Audit Commission shall be kept at the location of the executive body of the Company. In order to comply with Article 89 of the Federal Law On Joint Stock Companies the Secretary of the Audit Commission has to transfer the opinions and the minutes if the meetings of the Audit Commission to the Company before the new composition of the Audit Commission by the General Shareholders’ Meeting.

6.3                                 Opinions of the Audit Commission are provided to parties entitled to have access to these documents, in accordance with applicable legislation and in the order stipulated by applicable law and by the Company’s Charter.

6.4                                 Documents pertaining to the activities of the Audit Commission, including copies of the minutes of the Audit Commission’s meetings and opinions, shall be kept by the Secretary of the Audit Commission. Upon the election of a new Secretary of the Audit Commission, the former Secretary shall hand over these documents to the newly elected Secretary of the Audit Commission.

7.                                      MATERIAL SUPPORT OF THE ACTIVITY OF THE AUDIT COMMISSION. REMUNERATION AND COMPENSATION TO MEMBERS OF THE AUDIT COMMISSION

7.1                                 The Company shall provide offices equipped with communications and other means (phones, faxes, computers, printers and other equipment upon the reasonable request of the Chairman of the Audit Commission) for the Audit Commission’s operations.

7.2                                 At the Company’s expense the Audit Commission shall be provided with stationery and other consumables in volumes sufficient for normal operations of the Audit Commission.

7.3                                 The remuneration and the compensation of expenses of the Audit Commission members incurred while executing their duties are provided upon the decision of the General Shareholder’s meeting in the amount stipulated by these Regulations except for the instances when the General Shareholders Meeting regardless the grounds for the such decision has resolved not to pay any remuneration or to provide it in different amount and terms.

7.4                                 The members of the Audit Commission shall be compensated for all proven expenses incurred by them while executing their duties.

7.5                                 A member of the Audit Commission, while exercising his duties, shall receive quarterly remuneration in the amount of 50% (fifty percent) of the average quarterly remuneration of a member of the Board of Directors, determined on the basis of the total amount of quarterly remuneration to all members of the Board of Directors divided by the number of members of the Board of Directors of the Company.

The quarterly remuneration to the members of the Audit Commission shall be paid at the same time and following the same procedure as the one set for disbursement of remuneration to members of the Board of Directors.

For the quarter when the Audit Commission has been re-elected or some members have resigned in a way stipulated by the paragraph 8 of these Regulations the quarterly remuneration shall be paid on the pro rata basis.

8.                                      EARLY TERMINATION OF AUTHORITIES

8.1                                 The authorities of any member or the whole Audit Commission may be early terminated upon the decision of the General Shareholders Meeting.

8.2                                 The authority of any member of the Audit Commission shall be terminated due to his/her election to the Board of Directors, Management Board, Liquidation and Counting Commissions or General Director of the Company. In this case the authority of the Audit Commission’s member shall be terminated on the date when the decision upon his/her election has been taken by the governing body. A member of the Audit Commission is entitled to resign from the Audit Commission, at any time, at his own will, by notifying in writing the Chairman of the Audit Commission and the Company. In this case, the authorities of the member the Audit Commission shall be terminated on the date of such notification.

8.3                                 If the Chairman of the Audit Commission resigns, the following procedures shall be observed:

-                    the Chairman shall notify the Company about his/her decision to resign;

-                    the Chairman shall convene a meeting of the Audit Commission ;

-                    a new Chairman shall be elected at the meeting of the Audit Commission.

8.4                                 The authority and duties of the Audit Commission’s Chairman shall remain in force until a new Chairman is elected.

8.5                                 Should the actual number of the Audit Commission’s members become less than three members the Chairman of the Audit Commission within 10 days from the date of occurrence of such event shall apply to the Board of Directors with a request to convene a General Shareholders Meeting to elect (additionally elect) members of the Audit Commission.

9.                                      MISCELLANEOUS

9.1                                 These Regulations shall be approved by the General Shareholders Meeting by a majority vote of shareholders, i.e., owners of voting shares of the Company participating in the General Shareholders Meeting.

9.2                                 Proposals to introduce amendments to the Regulations are made in accordance with the procedure for making proposals to the agenda of the General Shareholders Meeting set forth by the Company’s Charter.

9.3                                 Decisions to introduce amendments to these Regulations shall be adopted by a majority vote of shareholders, i.e., owners of voting shares of the Company participating in the General Shareholders Meeting.

9.4                                 If due to the changes in applicable legislation of the Russian Federation or of the Company’s Charter, any provisions of these Regulations contradict such changes, the provisions shall become invalid and until introduction of the amendments to the Regulations, members of the Audit Commission shall be governed by the applicable legislation.